EXHIBIT 99.1

News Release

FOR IMMEDIATE RELEASE:	FOR MORE INFORMATION CONTACT:
June 9, 2011	Kristina Waugh 318.340.5627 kristina.r.waugh@centurylink.com

CenturyLink Announces Pricing of $2.0 Billion of Debt Securities

MONROE, La. – CenturyLink, Inc. (NYSE: CTL) announced today that it has agreed to sell $350 million of newly-issued 6-year, unsecured senior notes and $1.25 billion of newly-issued 10-year, unsecured senior notes. The Company has also agreed to sell an additional $400 million of its 7.60% senior notes due 2039, which will trade interchangeably as a single series with its 7.60% senior notes due 2039 initially issued in September 2009 in the amount of $400 million. The closing of this offering is expected to occur on June 16, 2011.

The 6-year senior notes were priced at 99.750% of par with a coupon of 5.15%, or an effective yield to maturity of 5.199%. The 10-year senior notes were priced at 99.659% of par with a coupon of 6.45%, or an effective yield to maturity of 6.497%. The 7.60% senior notes due 2039 were priced at 95.377% of par, or an effective yield to maturity of 8.014%.

CenturyLink anticipates using the net proceeds from this offering, together with cash on hand and any necessary borrowings under its credit facility, to fund the payment of the cash portion of the merger consideration payable in connection with CenturyLink’s pending acquisition of SAVVIS, Inc., to refinance the credit facility debt of SAVVIS, Inc., and to pay fees and expenses to be incurred in connection with the merger. Subject to the satisfaction of closing conditions, CenturyLink anticipates closing the acquisition of SAVVIS, Inc. in the second half of 2011.

CenturyLink intends to file a definitive prospectus supplement and accompanying prospectus with the Securities and Exchange Commission in connection with this offering. The senior notes are being offered pursuant to the shelf registration statement filed by CenturyLink on February 9, 2009.

Barclays Capital Inc., Merrill Lynch, Pierce, Fenner & Smith Incorporated, J.P. Morgan Securities LLC and Wells Fargo Securities, LLC are joint book-running managers for this offering.

This press release is neither an offer to sell nor the solicitation of an offer to buy any securities, and this offering will not constitute an offer, solicitation or sale of securities in any jurisdiction in which such offer, solicitation or sale would be unlawful.  The offering is being made by means of a prospectus and a related prospectus supplement, copies of which may be obtained when available from Barclays Capital Inc., c/o Broadridge Financial Solutions at 1155 Long Island Avenue, Edgewood, New York 11717, toll-free: (888) 603-5847, e-mailing:  barclaysprospectus@broadridge.com, Merrill Lynch, Pierce, Fenner & Smith Incorporated at 100 West 33rd Street, 3rd Floor New York, New York  10001, Attention: Prospectus Department, toll-free (800) 294-1322, e-mailing: dg.prospectus_requests@baml.com, J.P. Morgan Securities LLC  at 383 Madison Avenue, New York, New York 10179, Attention: Investment Grade Syndicate Desk, telephone (212) 834-4533 or Wells Fargo Securities, LLC at 1525 West W.T. Harris Blvd., NC0675, Charlotte, North Carolina 28262, Attention: Capital Markets Client Support, toll-free: (800) 326-5897, emailing: cmClientsupport@wachovia.com.

Forward-Looking Statements

This press release includes certain forward-looking statements that are based on current expectations only, and are subject to a number of risks, uncertainties and assumptions, many of which are beyond our control.  Actual events and results may differ materially from those anticipated if one or more of these risks or uncertainties materialize, or if underlying assumptions prove incorrect. Factors that could affect actual results include but are not limited to our ability to successfully complete our pending acquisition of SAVVIS, Inc., including receiving all required regulatory and stockholder approvals; corporate developments that could preclude, impair or delay the offering due to restrictions under the federal securities laws; changes in our credit ratings, financial position, or cash requirements; changes in general market, economic, regulatory or industry conditions that impact our  ability to consummate the offering; our continued access to credit markets or borrowings under our credit facility on favorable terms; and other risks referenced from time to time in our  filings with the Securities and Exchange Commission. There can be no assurances that our senior notes offering will be consummated on the terms described above or at all. You are cautioned not to place undue reliance on our forward-looking statements, which speak only as of the date of this press release. We undertake no obligation to update any of its forward-looking statements for any reason.

CenturyLink is the third largest telecommunications company in the United States. The company provides broadband, voice and wireless services to consumers and businesses across the country. It also offers advanced entertainment services under the CenturyLinkTM PrismTM TV and DIRECTV brands. In addition, the company provides data, voice and managed services to business, government and wholesale customers in local, national and select international markets through its high-quality advanced fiber optic network and multiple data centers. CenturyLink is recognized as a leader in the network services market by key technology industry analyst firms. CenturyLink’s customers range from Fortune 500 companies in some of the country’s largest cities to families living in rural America. Headquartered in Monroe, La., CenturyLink is an S&P 500 company and is included among the Fortune 500 list of America’s largest corporations. For more information, visit www.centurylink.com.